Exhibit 6

SECOND AMENDMENT TO SUPPORT AGREEMENT

This Second Amendment (this “Amendment”) to the Support Agreement, dated June 28, 2016, by and among Kejriwal Group International, an Indian corporation (“KGI”) and each of the other signatories thereto (each, a “Supporting Party” and collectively, the “Supporting Parties”) (as may be further amended, modified, or supplemented, from time to time, the “Support Agreement”), is entered into as of August 15, 2016 (the “Effective Date”) by and among (i) KGI and (ii) the Supporting Parties. This Amendment collectively refers to KGI and the Supporting Parties as the “Parties” and each individually as a “Party.” Unless otherwise noted, capitalized terms used but not defined herein are used as defined in the Support Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Support Agreement to modify certain provisions thereof; and

WHEREAS, Section 16.12 of the Support Agreement permits the modification, amendment or supplementation as to any matter by an instrument in writing signed by KGI and each of the Supporting Parties that have executed the Support Agreement on the Agreement Date;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agrees as follows:

AGREEMENT

1.	Amendment Effective Date. This Amendment shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the Effective Date. Following the Effective Date, whenever the Support Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Support Agreement as amended by this Amendment.

2.	Amendments to the Support Agreement. The Support Agreement is hereby amended as follows:

(a)	The reference to “August 15, 2016” in the definition of “CPC Arrangement Agreement Outside Date” in the Support Agreement is hereby deleted and replaced with “October 25, 2016”.
(b)	Section 7.2(a) of the Support Agreement is hereby amended by adding the following proviso to the end thereof:

“; provided, however, that commencing on September 15, 2016 and continuing until the termination of this Agreement, the Supporting Parties may, acting reasonably, from time to time request in writing (including email) that KGI provide the Supporting Parties with an update on the progress of the Transaction and adherence to the timeline set forth in Section 7.1 (together with such supporting materials as may be further reasonably requested), including, for the avoidance of doubt, an update as to whether the Closing Date is reasonably likely to occur by no later than December 15, 2016, and if KGI’s response to any such request is not both (i) received by the Supporting Parties within three Business Days of the making of such request and (ii) acceptable to the Supporting

Parties, acting reasonably, with respect to the progress of the Transaction and adherence to the timeline set forth in Section 7.1, then the Supporting Parties shall thereupon be entitled to terminate this Agreement in their discretion.”

(c)	Section 7.1(b) of the Support Agreement is hereby amended by deleting the date October 28, 2016 contained therein and replacing it with “October 31, 2016”.
(d)	Section 7.1(c) of the Support Agreement is hereby amended by deleting the date November 1, 2016 contained therein and replacing it with “November 4, 2016”.
(e)	Section 7.1(d) of the Support Agreement is hereby amended by deleting the date November 22, 2016 contained therein and replacing it with “November 29, 2016”.
(f)	Section 7.1(e) of the Support Agreement is hereby amended by deleting the date November 25, 2016 contained therein and replacing it with “December 5, 2016”.

3.	Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

4.	Miscellaneous.

(a)	This Amendment shall not, except as expressly provided herein, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Support Agreement. Nothing herein shall be deemed to entitle KGI to a waiver, amendment, modification, or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Support Agreement in similar or different circumstances, or any right to consent to any of the foregoing except as expressly set forth in the Support Agreement.
(b)	This Amendment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia, without regard to principles of conflicts of law. Each Party submits to the jurisdiction of the courts located in Vancouver, British Columbia in any action or proceeding arising out of or relating to this Amendment.
(c)	Each Party hereby reaffirms its obligations under, and the term set forth in, the Support Agreement effective as of the Effective Date and as amended hereby.
(d)	This Amendment expresses the entire understanding of the parties hereto with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(e)	Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

(f)	This Amendment may be signed in counterparts, each of which, when taken together, shall be deemed an original. Execution of this Amendment is effective if a signature is delivered by facsimile transmission or electronic (e.g., pdf) transmission.

[signature pages follow]

This Amendment has been agreed and accepted as of August 15, 2016.

KEJRIWAL GROUP INTERNATIONAL
By:	/s/ Rahul Kejriwal
Name: Rahul Kejriwal
Title: CEO

Name of Supporting Party:

Cyrus Opportunities Master Fund II, Ltd.

Cyrus Select Opportunities Fund, L.P.

Crescent 1, L.P.

CYR Fund, L.P.

Cyrus Opportunities Fund II, L.P.

CRS Master Fund, L.P.

Cyrus Select Opportunities Master Fund Ltd.

By: Cyrus Capital Partners, L.P.

Its: Investment Manager

	By:	/s/ Jennifer Pulick
Name: Jennifer Pulick
Title: Authorized Signatory

Name of Supporting Party:

Oaktree Opportunities Fund IX, L.P.

Oaktree Opportunities Fund IX (Parallel), L.P.

Oaktree Opportunities Fund IX (Parallel 2), L.P.

By: Oaktree Opportunities Fund IX GP, L.P.

Its: General Partner

By: Oaktree Opportunities Fund IX GP Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

	By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director
	By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Senior Vice President

Oaktree Value Opportunities Fund, L.P.

By: Oaktree Value Opportunities Fund GP, L.P.

Its: General Partner

By: Oaktree Value Opportunities Fund GP Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

	By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director
	By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Senior Vice President

Name of Supporting Party:	MUDRICK DISTRESSED OPPORTUNITY SPECIALTY FUND, L.P. BLACKWELL PARTNERS LLC – SERIES A BOSTON PATRIOT BATTERYMARCH ST LLC MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, L.P.

	By:	/s/ Trevor Wiessmann Esq.
Name: Trevor Wiessmann Esq.
Title: Authorized Signatory

Name of Supporting Party:	STONEHILL MASTER FUND LTD. STONEHILL INSTITUTIONAL PARTNERS, L.P. By: Stonehill Capital Management LLC Its: Advisor
	By:	/s/ Paul Malek
Name: Paul Malek
Title: Authorized Signatory